Exhibit 17.3

From: rick purdy <rickpurdy76@gmail.com>
Sent: Thursday, April 14, 2022 7:27:09 PM
To: Brian Payne <brian@cenbiotechinc.com>
Subject: CEN Resignation Effective Immediately

April 14/2022

Hi Brian,

Please accept my immediate resignation from the Board of Directors of CEN Biotech Inc.

All the best

Rick Purdy

7809660599